Exhibit 99.1

Molson Coors Brewing Company Pro Forma Segment Reconciliation: Non-GAAP to GAAP

Comparable basis, pro forma combined, for the quarter ended March 27, 2005

Note: Some numbers do not foot due to rounding.

2005 1st Quarter Financial Results ($ in millions)	Canada(1)	U.S.(2)	Europe(3)	Brazil(4)	Corporate	Consolidated

Non-GAAP: pro forma Pre-tax Income (Loss), excluding special items ($)	$41	$23	$(7)	$(18)	$(51)	$(12)
Add Back: pro forma special items (pre-tax) (5)	—	(7)	(4)	(19)	(54)	(84)
US GAAP reported: pro forma Pre-tax Income (Loss)	$41	$15	$(10)	$(38)	$(104)	$(96)

Non-GAAP: pro forma After-tax (Loss), excluding special items	—	—	—	—	—	$(7)
Add Back: pro forma special items (pre-tax) (5)	—	—	—	—	—	(84)
Add Back: tax effect on pro forma special items	—	—	—	—	—	8
Adjust: minority interest portion of pro forma special items						4
US GAAP reported: pro forma Net (Loss)	—	—	—	—	—	$(79)

Non-GAAP: reported After-tax (Loss), excluding special items	—	—	—	—	—	$(8.4)
Add Back: special items (pre-tax) (5)	—	—	—	—	—	(40.7)
Add Back: tax effects on special items	—	—	—	—	—	2.6
US GAAP reported: Net (Loss)	—	—	—	—	—	$(46.5)

(1)   Canada includes former Canadian operations and volumes, less Molson USA results and volumes, plus Coors Canada results historically shared with the U.S. operations under joint venture arrangements.

(2)   U.S. includes former U.S. operations and volumes, plus Molson USA results and volumes, less Coors Canada results historically shared with the Canadian operations under joint venture arrangements.  U.S. now excludes the volumes and results from the company’s Asia operations.

(3)   Europe includes former U.K. operations and volumes, plus the results and volumes from the company’s Asia operations.

(4)   Brazil includes former Brazil operations and volumes for December through February in both periods presented.  For financial reporting purposes, Brazil results will be reported one month in arrears.

(5)   Special Items: The company’s reported special charges totaled $40.7 million during the 2005 first quarter, including $7.4 million of merger-related special charges in the U.S. segment for restructuring costs and accelerated depreciation on the company’s Memphis brewery, which will be closed during the next two years; a $3.6 million write-off of obsolete brewery assets in the Europe segment; and Corporate segment special charges totaling $29.6 million, primarily due to change-in-control payments and benefits for 12 officers who were employed by Adolph Coors Company prior to the merger and elected to leave the company following the merger. The company’s pro forma results include additional special charges totaling $43 million, including merger-related corporate expenses of $24 million, and $19 million in charges related to the closure of sales offices and brewing operations in Brazil.

Background: The company provided – and management uses — the above non-GAAP measures to give a more meaningful view of ongoing profit performance of the company.